Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman 212.477.8438 lberman@igbir.com
Compass Diversified Holdings Reports
Third Quarter 2018 Financial Results

Generates Revenue and Cash Flow Growth; Provides Shareholders with Stable and Sizeable Distribution
Westport, Conn., October 31, 2018 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended September 30, 2018.

Third Quarter 2018 Highlights

•
Generated Cash Provided by Operating Activities of $23.5 million for the third quarter of 2018, and Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $26.4 million for the third quarter of 2018;

•	Reported net income of $5.8 million for the third quarter of 2018;

•	Announced add-on acquisition of Ravin Crossbows, LLC (“Ravin") by CODI’s subsidiary, Velocity Outdoor Inc. ("Velocity Outdoor");

•
Paid a third quarter 2018 cash distribution of $0.36 per share on CODI’s common shares in October 2018, bringing cumulative distributions paid to $17.1552 per common share since CODI’s IPO in May of 2006;

•	Paid a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares in October 2018;

•	Paid a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series B Preferred Shares in October 2018.
“We continued to generate revenue and cash flow growth in the third quarter, led by the strong performance of our industrial businesses,” said Elias Sabo, CEO of Compass Diversified Holdings. “We also continued to provide stable and sizeable distributions to shareholders, highlighting the benefit of our proven model of owning diverse and uncorrelated leading middle market businesses.”

Mr. Sabo continued, “During the nine month 2018 period, CODI has completed six accretive acquisitions, capitalizing on a compelling opportunity to acquire Foam Fabricators while reinvesting in a number of our leading subsidiaries. During the third quarter, we are pleased to have added Ravin Crossbows, one of the most recognizable brands amongst crossbow enthusiasts, to the Velocity Outdoor portfolio of leading hunting, shooting and outdoor brands. Looking ahead, we will continue to draw upon our strong financial p osition to seek opportunities to further implement our disciplined investment strategy aimed at creating long-term shareholder value.”

Operating Results
For the quarter ended September 30, 2018, CODI generated Cash Provided by Operating Activities of $23.5 million, as compared to Cash Provided by Operating Activities of $23.4 million for the quarter ended September 30, 2017. CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $26.4 million for the quarter ended September 30, 2018, as compared to $26.2 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarters ended September 30, 2018 and September 30, 2017 were 59.9 million.
Cash Flow for the third quarter of 2018 reflects year-over-year earnings increases at the Company's Advanced Circuits, Arnold Magnetics, Clean Earth, Sterno Products and 5.11 businesses, offset by declines at the Company's Liberty, ErgoBaby and Manitoba Harvest businesses.
CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid, preferred share distributions and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled over $770 million since going public in 2006.
Net income for the quarter ended September 30, 2018 was $5.8 million, as compared to net income of $8.4 million for the quarter ended September 30, 2017.

Liquidity and Capital Resources
As of September 30, 2018, CODI had approximately $36.2 million in cash and cash equivalents, $497.5 million outstanding on its term loan facility, $400 million in Senior Notes and $233.0 million in outstanding borrowings under its revolving credit facility.
The Company has no significant debt maturities until 2023 and had net borrowing availability of approximately $367 million at September 30, 2018 under its revolving credit facility.

Third Quarter 2018 Distributions
On October 4, 2018, CODI’s Board of Directors (the “Board”) declared a third quarter distribution of $0.36 per share on the Company’s common shares (the “Common Shares”). The cash distribution was paid on October 25, 2018 to all holders of common shares as of October 18, 2018. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $17.1552 per common share.
The Board declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Preferred Shares”). The distribution on the Preferred Shares covered the period from and including July 30, 2018, up to, but excluding, October 30, 2018. The distribution for such period was paid on October 30, 2018 to all holders of record of Preferred Shares as of October 15, 2018.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company's 7.875% Series B Preferred Shares (the “Series B Preferred Shares”). The distribution on the Series B Preferred Shares covered the period from and including July 30, 2018, up to, but excluding, October 30, 2018. The distribution for such period was paid on October 30, 2018 to all holders of record of the Series B Preferred Shares as of October 15, 2018.

Conference Call
Management will host a conference call on Thursday, November 1, 2018 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 1087134. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through November 8, 2018. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 1087134.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow from Operating Activities on the attached schedules. We consider Net Income and Cash Flow from Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest);

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor)

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2017 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
(in thousands)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$36,156	$39,885
Accounts receivable, net	308,627	215,108
Inventories	328,548	246,928
Prepaid expenses and other current assets	38,479	24,897
Total current assets	711,810	526,818
Property, plant and equipment, net	226,270	173,081
Goodwill and intangible assets, net	1,487,019	1,112,206
Other non-current assets	12,666	8,198
Total assets	$2,437,765	$1,820,303

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$250,899	$191,411
Due to related party	10,891	7,796
Current portion, long-term debt	5,000	5,685
Other current liabilities	16,181	7,301
Total current liabilities	282,971	212,193
Deferred income taxes	78,207	81,049
Long-term debt	1,104,348	584,347
Other non-current liabilities	18,212	16,715
Total liabilities	1,483,738	894,304
Stockholders' equity
Total stockholders' equity attributable to Holdings	896,318	873,208
Noncontrolling interest	57,709	52,791
Total stockholders' equity	954,027	925,999
Total liabilities and stockholders’ equity	$2,437,765	$1,820,303

Compass Diversified Holdings Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017
Net sales	$448,700	$323,957	$1,239,150	$921,330
Cost of sales	298,996	206,232	812,653	599,552
Gross profit	149,704	117,725	426,497	321,778
Operating expenses:
Selling, general and administrative expense	96,906	80,804	295,178	239,102
Management fees	10,982	8,277	32,842	24,308
Amortization expense	17,562	14,167	49,280	39,256
Impairment expense	—	—	—	8,864
Operating income	24,254	14,477	49,197	10,248
Other income (expense):
Interest expense, net	(15,699)	(6,945)	(35,465)	(22,499)
Loss on investment	—	—	—	(5,620)
Amortization of debt issuance costs	(927)	(1,004)	(2,978)	(2,940)
Other income (expense), net	492	2,020	(3,094)	2,950
Income (loss) from continuing operations before income taxes	8,120	8,548	7,660	(17,861)
Provision (benefit) for income taxes	2,354	192	4,147	(2,002)
Net income (loss) from continuing operations	5,766	8,356	3,513	(15,859)
Gain on sale of discontinued operations, net of tax	—	—	1,165	340
Net income (loss)	5,766	8,356	4,678	(15,519)
Less: Income from continuing operations attributable to noncontrolling interest	1,040	650	3,201	2,492
Net income (loss) attributable to Holdings	$4,726	$7,706	$1,477	$(18,011)

Basic income (loss) per common share attributable to Holdings
Continuing operations	$(0.07)	$0.10	$(0.22)	$(1.03)
Discontinued operations	—	—	0.02	0.01
	$(0.07)	$0.10	$(0.20)	$(1.02)

Basic weighted average number of common shares outstanding	59,900	59,900	59,900	59,900

Cash distributions declared per Trust common share	$0.36	$0.36	$1.08	$1.08

Compass Diversified Holdings Summarized Statement of Cash Flows (Unaudited)

	Nine Months Ended
(in thousands)	September 30, 2018	September 30, 2017
Net cash provided by operating activities	$58,772	$59,236
Net cash used in investing activities	(594,705)	(62,956)
Net cash provided by financing activities	531,288	7,862
Effect of foreign currency on cash	916	(2,427)
Net increase (decrease) in cash and cash equivalents	(3,729)	1,715
Cash and cash equivalents — beginning of period	39,885	39,772
Cash and cash equivalents — end of period	$36,156	$41,487

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Net income (loss)	$5,766	$8,356	$4,678	$(15,519)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30,747	26,077	87,878	88,659
Impairment expense	—	—	—	8,864
Gain on sale of businesses, net	—	—	(1,165)	(340)
Amortization of debt issuance costs and original issue discount	1,079	1,261	3,403	3,721
Unrealized (gain) loss on derivatives	(749)	(90)	(4,649)	1,178
Loss on investment in FOX	—	—	—	5,620
Noncontrolling stockholder charges	2,529	1,702	7,694	4,952
Excess tax benefit on stock compensation	—	(417)	—	(417)
Provision for loss on receivables	361	983	459	4,310
Other	(90)	(209)	46	494
Deferred taxes	(3,380)	(5,997)	(6,622)	(17,937)
Changes in operating assets and liabilities	(12,803)	(8,298)	(32,950)	(24,349)
Net cash provided by (used in) operating activities	23,460	23,368	58,772	59,236
Plus:
Unused fee on revolving credit facility	427	670	1,282	2,143
Successful acquisition costs	2,648	363	4,995	1,836
Integration services fee (1)	562	958	2,156	2,708
Realized loss from foreign currency effect (2)	—	—	1,364	—
Excess tax benefit on stock compensation	—	417	—	417
Changes in operating assets and liabilities	12,803	8,298	32,950	24,349
Other	95	—	885	—
Less:
Maintenance capital expenditures (3)	7,553	4,346	21,821	13,415
Payment of interest rate swap	358	935	1,444	3,050
Realized gain from foreign currency effect (2)	883	1,933	—	3,583
Preferred share distributions	4,773	—	8,398	—
Other (4)	—	616	—	3,980
Estimated cash flow available for distribution and reinvestment	$26,428	$26,244	$70,741	$66,661
Distribution paid in April 2018/ 2017	$—	$—	$21,564	$21,564
Distribution paid in July 2018/ 2017	—	—	21,564	21,564
Distribution paid in October 2018/ 2017	21,564	21,564	21,564	21,564
	$21,564	$21,564	$64,692	$64,692

(1)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)
Excludes growth capital expenditures of approximately $4.7 million and $7.1 million for the three months ended September 30, 2018 and 2017, and $19.2 million and $17.5 million for the nine months ended September 30, 2018 and 2017, respectively.

(4)	Includes amounts for the establishment of additional accounts receivable reserves related to a retail customer who filed bankruptcy during the first and third quarter of 2017.